Exhibit 14(d)

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Separate Opinion on the Supplemental Detailed Schedule of Investments Included in the Form N-14 Filing

Shareholders and Board of Directors
Chicago Atlantic Real Estate Finance, Inc.
Chicago, Illinois
We have audited the consolidated financial statements of Chicago Atlantic Real Estate Finance, Inc. (the Company) as of December 31, 2025, and for the year then ended and have issued our unqualified report thereon dated March 12, 2026 (which report and financial statements are incorporated by reference in this joint proxy statement/prospectus on Form N-14). We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our audit included an audit of the Company’s schedule of investments as of December 31, 2025, appearing in this joint proxy statement/prospectus on Form N-14, under the caption “Portfolio Companies of REFI” (the Schedule). This Schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this Schedule based on our audit.

In our opinion, the Schedule referred to above, when read in conjunction with the consolidated financial statements of the Company referred to above, presents fairly, in all material respects, the information set forth therein.

/s/ BDO USA, P.C.

Chicago, Illinois
September 22, 2026

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